NEWS RELEASE

For More Information Contact:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Announces Results from
2014 Annual Meeting of Shareholders
BIRMINGHAM, AL — (PRNEWSWIRE)—May 28, 2014 – Shareholders of ProAssurance Corporation (NYSE:PRA), acting at today’s Annual Meeting of Shareholders, overwhelmingly re-elected three Board members, Robert E. Flowers, M.D., Samuel A. Di Piazza, Jr., and Ann F. Putallaz, each to serve a three-year term ending at the Annual Meeting of Shareholders in 2017. Each of the elected Directors received more than 97% of the votes cast by shareholders and each will serve until their successors are elected and qualified.
Acting on matters related to compensation, our shareholders cast more than 97% of votes to approve, on an advisory basis, the compensation of our named executive officers for 2013. The selection of Ernst & Young, LLP as our independent auditing firm for the fiscal year-ending December 31, 2014 was overwhelmingly ratified by shareholders.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past seven years. ProAssurance Group is rated “A+” (Superior) by A.M. Best and ProAssurance is rated “A” (Strong) by Fitch Ratings.

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